Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., November 5, 2009 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2009. InterMune reported a net loss for the third quarter of 2009 of $8.8 million, or $0.19 per share, compared with a net loss of $14.0 million, or $0.36 per share, in the third quarter of 2008.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “The third quarter and recent weeks have been a period of exceptional progress and accomplishment for InterMune. As announced yesterday, we submitted our New Drug Application (NDA) for pirfenidone, the first NDA ever submitted for a medicine for patients who suffer from idiopathic pulmonary fibrosis (IPF). We also made excellent progress on our hepatitis C virus (HCV) protease inhibitor ITMN-191 (RG7227) including the initiation of our Phase 2b clinical study and the presentation of the promising results of our novel clinical study of two direct antiviral agents, INFORM-1, at the AASLD meeting earlier this week.” Mr. Welch continued, “Our efforts are now focused on the submission of the MAA for pirfenidone, the support of the NDA and the work to be prepared to bring pirfenidone to patients, should our NDA and/or MAA be granted approval by the regulatory authorities in the United States and Europe, respectively.”

Results for the Three Months Ended September 30, 2009

InterMune reported total revenue in the third quarter of 2009 of $27.3 million, compared with total revenue of $23.3 million in the third quarter of 2008. Total revenue in the third quarter of 2009 primarily consisted of revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191, which totaled $20.8 million in the third quarter of 2009, compared with $15.8 million in the third quarter of 2008. Third quarter 2009 collaboration revenue included a $20.0 million milestone payment from Roche associated with initiation of the Phase 2b clinical trial of ITMN-191 in patients chronically infected with HCV. Collaboration revenue in the third quarter a year earlier included a $15.0 million development milestone payment from Roche.

InterMune reported Actimmune® (interferon gamma-1b) revenue in the third quarter of 2009 of $6.5 million, compared with $7.5 million in the same quarter of 2008, a decrease of approximately 15 percent, reflecting lower off-label physician prescriptions of Actimmune for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the third quarter of 2009 were $20.6 million compared with $25.6 million in the third quarter of 2008, a decrease of approximately 20 percent, reflecting completion of the CAPACITY clinical trials in early 2009, partially offset by expenses associated with the RECAP extension study and the preparation of the NDA and MAA for pirfenidone. General and administrative (G&A) expenses were $9.9 million in the third quarter of 2009, compared with $8.2 million in the same period a year earlier, an increase of approximately 20 percent, primarily attributed to costs related to preparation for the potential commercialization of pirfenidone, which is subject to regulatory approvals.

InterMune recorded a non-cash loss on extinguishment of debt of $0.7 million in the third quarter of 2009 in connection with the September 2009 exchange of approximately $3.8 million of its 0.25% Convertible Senior Notes due 2011 held by certain of its debt holders for shares of the company’s common stock. A total of approximately 250,000 shares of common stock were issued in connection with the transaction.

As of September 30, 2009, InterMune had cash, cash equivalents and available-for-sale securities of approximately $139.7 million, compared with $154.7 million as of December 31, 2008.

Results for the Nine Months Ended September 30, 2009

InterMune also reported results from operations for the nine months ended September 30, 2009. The net loss for the period was $87.4 million, or $2.00 per share, compared with a net loss of $72.7 million, or $1.87 per share, in the first nine months of 2008.

Total revenue in the first nine months of 2009 was $42.1 million, compared with total revenue of $40.8 million in the same period of 2008, an increase of 3 percent. Actimmune revenue totaled $19.6 million in the first nine months of 2009, compared with $23.3 million of Actimmune revenue in the first nine months of 2008, a decrease of approximately 16 percent, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche was $22.5 million in the first nine months of 2009, compared with $17.5 million in the same period of 2008. Collaboration revenue in the first nine months of 2009 included a $20.0 million milestone payment from Roche in connection with the start of the Phase 2b clinical trial program of ITMN-191, which was initiated in August. Collaboration revenue in the first nine months of 2008 included a $15.0 million development milestone payment received in the third quarter of 2008.

R&D expenses were $68.0 million in the first nine months of 2009, a 13 percent decrease compared to $78.0 million in the same period of 2008. This decrease in R&D expenses was primarily due to the completion of the Phase 3 CAPACITY program in early 2009, partially offset by increased expenses associated with: the RECAP pirfenidone study, the INFORM-1 and Phase 2b studies with ITMN-191 and the preparation of the NDA and MAA for pirfenidone. G&A expenses of $26.9 million in the first nine months of 2009 were approximately 19 percent higher than $22.7 million in the first nine months of 2008, primarily reflecting costs related to preparation for the potential commercialization of pirfenidone, which is subject to regulatory approvals. Expenses in the first nine months of 2009 included a milestone payment of $13.5 million for pirfenidone made to Marnac/KDL in accordance with the pirfenidone purchase agreement and InterMune’s decision to submit NDA and MAA filings for pirfenidone.

On January 1, 2009, the company adopted guidance in the Debt Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), formerly FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement),” and recorded additional interest expense for the third quarter of 2009 of $1.0 million and $3.7 million for the first nine months of 2009. This guidance requires retrospective application upon adoption; therefore, net losses attributable to InterMune for the third quarter and first nine months of 2008 have been adjusted from those which were previously reported to reflect additional interest expense of $1.5 million and $6.0 million, respectively.

Clinical Development Highlights – Third Quarter and Recent Events

Pirfenidone:

•

On November 4, InterMune announced that it had submitted an electronic NDA with the U.S. Food and Drug Administration (FDA) seeking approval to market pirfenidone for the treatment of patients with IPF. Pirfenidone has been granted both “Fast Track” and Orphan Drug designations by the FDA.

•

An oral presentation focused on the safety profile of pirfenidone was presented at the European Respiratory Society (ERS) Annual Congress in Vienna, Austria on September 14. Safety data from four clinical studies — CAPACITY 1, CAPACITY 2, RECAP and a long-term open-label study — showed that treatment with pirfenidone was safe and generally well tolerated.

ITMN-191 (RG7227)

•

On November 3, results of INFORM-1 were presented at the meeting of the American Association for the Study of the Liver (AASLD). INFORM-1 is a Phase 1 study of two direct-acting antiviral (DAA) compounds administered without interferon or ribavirin for the treatment of patients chronically infected with HCV. The study combined the oral NS3 protease inhibitor ITMN-191 and the oral nucleoside analog polymerase inhibitor RG7128. The results announced at AASLD focused on the recently completed final three cohorts of INFORM-1, consisting of higher-dose, twice-daily regimens:

•

The full dose combination of RG7128 1000mg and RG7227 900mg administered twice-daily without pegylated interferon or ribavirin for 13 days resulted in 88% of HCV-positive treatment-naïve patients achieving HCV RNA below the lower limit of quantification (LLOQ; <43 IU/mL), and 63% of patients having HCV RNA below the lower limit of detection (LLOD; <15 IU/mL).

•	The same regimen in “null responders” resulted in 50% of patients with HCV RNA below LLOQ and 25% of patients with HCV RNA below LLOD.

•	No treatment-emergent resistance to RG7227 or RG7128 was observed in the study.

•

The all-oral, interferon-free combination showed promising safety and tolerability. No treatment-related serious adverse events (SAEs), dose reductions or discontinuations were reported in any patient in INFORM-1, including previously reported lower dose cohorts. The most commonly reported adverse events (AEs) were headache, nausea and diarrhea and these had a similar incidence to previously reported lower-dose cohorts.

•

Enrollment began in August for the company’s Phase 2b study of ITMN-191 in combination with PEGASYS® (pegylated interferon) and COPEGUS® (ribavirin), the current standard of care in HCV. The Phase 2b trial will study both twice-daily (600mg and 900mg q12h) and three-times-daily regimens (300mg q8h) and both 12-week and 24-week treatment durations. Enrollment is proceeding well with approximately 165 patients enrolled to date.

•

A Phase 1b multiple-ascending-dose (MAD) study was initiated in September of 2009 to evaluate once-daily and twice-daily ITMN-191 co-administered with low-dose ritonavir in combination with standard-dose pegylated interferon and ribavirin in HCV-infected patients. Ritonavir is an antiviral compound commonly used at low doses to enhance or “boost” the pharmacokinetic (PK) profiles of protease inhibitors. Potential benefits of ritonavir boosting are less-frequent administration and a lower dose or pill burden for ITMN-191, which may enhance the possibility of co-formulation with other direct antiviral agents.

Leadership Additions – Preparation for Potential Pirfenidone Launch

The company today announced in a separate press release the expansion of its senior leadership team that will prepare the company to bring pirfenidone to patients, should InterMune’s NDA and/or MAA be granted approval by the regulatory authorities in the United States and Europe, respectively:

•	Sr. Vice President and General Manager, Europe – Mr. Giacomo di Nepi.

•	Vice President, Sales – Ms. Terri Shoemaker.

•	Vice President, Marketing – Mr. Erik Harris.

•	Vice President, Managed Care and Access – Mr. Darren Cline.

Further expansion of InterMune’s commercial infrastructure will be made upon the successful outcome of key regulatory events related to the NDA and MAA, expected in 2010.

2009 Key Project Guidance

The company provided the following guidance on its key development projects, pirfenidone and ITMN-191 (RG7227).

Milestones And Key Events	Expected Date
Pirfenidone
Submission of pirfenidone MAA to EMEA	Q1 2010

ITMN-191 (RG7227)
Rapid Virologic Response (RVR) data from Phase 2b (12-week regimens)	Q1 2010
Initiate INFORM-2 program	Q1 2010
Initiate longer duration INFORM studies to evaluate SVR	H1 2010

Guidance for 2009 Revenue and Expenses

The company updated its 2009 financial guidance for revenue and operating expenses from the guidance initially provided on February 26, 2009.

Revenue: 2009 revenue, including Actimmune® and milestone payments from Roche, is expected to be in a range of approximately $45 to $50 million. Actimmune revenue represents approximately 50 percent of this revenue range.

Operating Expenses

•

R&D expense: anticipated to be in a range of approximately $90 to $100 million, net of development cost reimbursements under the Roche collaboration. Of this amount, approximately 60 percent is attributed to pirfenidone which includes expenses for CAPACITY, RECAP, the preparation and support of NDA and MAA submissions and manufacturing.

Approximately 35 percent of the R&D expense is attributed to the company’s one-third share of all development expenses incurred by the collaboration with Roche on ITMN-191. The balance of 2009 R&D expense is related to the advancement of a named pirfenidone analog compound, ITMN-520, toward an expected IND filing in 2010.

•	G&A expense: anticipated to be in a range of approximately $35 to $40 million. The G&A guidance range includes approximately $5.0 million of various pirfenidone pre-launch costs.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EST to discuss its financial results for its third quarter and first nine months of 2009, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 37626791. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available approximately three hours after the call. The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 37626791. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and has submitted a New Drug Application (NDA) to the FDA. The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (ITMN-191) which entered Phase 2b in August of 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon this data, in combination with the other efficacy and safety results the company currently has submitted in support of its NDA file and plans to submit in support of its MAA filing. Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 16, 2009 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.

Financial tables follow

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008*	2009	2008*
Revenue, net
Actimmune	$6,493	$7,505	$19,635	$23,297
Collaboration revenue	20,818	15,818	22,454	17,454

Total revenue, net	27,311	23,323	42,089	40,751

Costs and expenses:
Cost of goods sold	1,019	1,413	5,737	7,276
Research and development	20,608	25,618	67,965	78,028
General and administrative	9,916	8,205	26,911	22,744
Acquired research and development milestones	1,750	—	15,250	—
Restructuring charges	55	—	795	—

Total costs and expenses	33,348	35,236	116,658	108,048

Loss from operations	(6,037)	(11,913)	(74,569)	(67,297)

Interest income	331	1,212	1,498	4,644
Interest expense	(2,714)	(2,971)	(7,934)	(10,067)
Loss on extinguishment of debt	(724)	—	(10,264)	(1,294)
Other income (expense)	396	18	6,043	1,286

Loss from continuing operations before income taxes	(8,748)	(13,654)	(85,226)	(72,728)
Income tax expense/(benefit)	23	325	2,217	—

Loss from continuing operations	(8,771)	(13,979)	(87,443)	(72,728)

Discontinued operations:
Income (loss) from discontinued operations	—	(3)	—	71

Net loss	$(8,771)	$(13,982)	$(87,443)	$(72,657)

Basic and diluted loss per share:
Continuing operations	$(0.19)	$(0.36)	$(2.00)	$(1.87)
Discontinued operations	—	—	—	—

Net loss per share	$(0.19)	$(0.36)	$(2.00)	$(1.87)

Shares used in computing basic and diluted net loss per share	45,431	39,031	43,810	38,954

*	As adjusted due to the implementation of new accounting guidance in the Debt Topic of the FASB ASC, previously referred to as FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2009	December 31, 2008*
Cash, cash equivalents and available-for-sale securities	$139,679	$154,713
Other assets	17,476	17,097

Total assets	$157,155	$171,810

Total other liabilities	$31,781	$40,443
Liability under government settlement	20,050	23,665
Deferred collaboration revenue	60,535	62,989
Convertible senior notes	128,153	155,084
Stockholders’ deficit	(83,364)	(110,371)

Total liabilities and stockholders’ deficit	$157,155	$171,810

*	As adjusted due to the implementation of new accounting guidance in the Debt Topic of the FASB ASC, previously referred to as FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

# # #